SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                Visio Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0009273141
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 009273141                                             13 G                   Page 2 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Technology Venture Investors - 4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 009273141                                             13 G                   Page 3 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 009273141                                             13 G                   Page 4 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TVI Associates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 009273141                                             13 G                   Page 5 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TVI Associates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.0%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 009273141                                             13 G                   Page 6 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TVI Management - 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY             -------- -----------------------------------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
           PERSON WITH                       See response to row 5
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.0%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------                       -------------------------------------------
CUSIP NO. 009273141                                        13 G                      Page 7 of 14 Pages
--------------------------------------------------                       -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                                 United States
----------- --------------------------------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER
           SHARES                    20,253 shares
        BENEFICIALLY           ----- -------------------------------------------------------------------------------
   OWNED BY EACH REPORTING     6     SHARED VOTING POWER
         PERSON WITH                 0 shares
                               ----- -------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     20,253 shares
                               ----- -------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     0 shares
------------------------------ ----- -------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       20,253
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .07%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 009273141                                             13 G                   Page 8 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATIO
                                      United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         512,655 shares
           BENEFICIALLY             -------- -----------------------------------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
           PERSON WITH                       0 shares
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             512,655 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       512,655
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        1.8%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 009273141                                             13 G                   Page 9 of 14 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                                    United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         215,649 shares
           BENEFICIALLY             -------- -----------------------------------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
           PERSON WITH                       0 shares
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             215,649 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       215,649
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        .76%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------                       -------------------------------------------
CUSIP NO. 009273141                                        13 G                     Page 10 of 14 Pages
--------------------------------------------------                       -------------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------- --------------------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES                    3,880 shares
        BENEFICIALLY          ------ -------------------------------------------------------------------------------
  OWNED BY EACH REPORTING     6      SHARED VOTING POWER
        PERSON WITH                  0 shares
                              ------ -------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER
                                     3,880 shares
                              ------ -------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                     0 shares
----------------------------- ------ -------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       3,880
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        .01%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------                       -----------------------------------------
CUSIP NO. 009273141                                          13 G                    Page 11 of 14 Pages
----------------------------------------------------                       -----------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------- --------------------------------------------------------------------------------------------------------
           NUMBER OF             5      SOLE VOTING POWER
            SHARES                      245,479 shares, of which 45,000 are shares issuable upon exercise of a
         BENEFICIALLY                   stock option.
    OWNED BY EACH REPORTING      ------ ----------------------------------------------------------------------------
          PERSON WITH            6      SHARED VOTING POWER
                                        0 shares
                                 ------ ----------------------------------------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                        245,479 shares, of which 45,000 are shares issuable upon exercise of a stock option.
                                 ------ ----------------------------------------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                        0 shares
-------------------------------- ------ ----------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       245,479
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        .86%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 14 Pages

This Statement amends the Statement on Schedule 13(G) filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Associates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-3"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston") (collectively, the "Reporting Persons"). Only those Items as to which there has been a change of information are included in this Amendment.


ITEM 4.  OWNERSHIP

         The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

               (a)   Amount beneficially owned:

                     See Row 9 of cover page for each Reporting Person.

               (b)   Percent of Class:

                     See Row 11 of cover page for each Reporting Person.

               (c)   Number of shares as to which such person has:

                           (i)     Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.

                           (ii)    Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                   See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

                                                             Page 13 of 14 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                                                             Page 14 of 14 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 6, 1998


                                                     /s/ Mark G. Wilson
                                                     ---------------------------
                                                     Mark G.  Wilson,  on behalf
                                                     of TVI-4,  in his  capacity
                                                     as  a  general  partner  of
                                                     TVIM-4,    which   is   the
                                                     general  partner  of TVI-4,
                                                     on behalf of TVIP-4, in his
                                                     capacity   as   a   general
                                                     partner of TVIM-4, which is
                                                     the   general   partner  of
                                                     TVIP-4,    on   behalf   of
                                                     TVIA-4,  in his capacity as
                                                     a   general    partner   of
                                                     TVIM-4,    which   is   the
                                                     general  partner of TVIA-4,
                                                     on behalf  of TVIA-4  1988,
                                                     in   his   capacity   as  a
                                                     general  partner of TVIM-4,
                                                     which   is   the    general
                                                     partner of TVIA-4 1988, and
                                                     on behalf of TVIM-4, in his
                                                     capacity   as   a   general
                                                     partner thereof.


/s/ Robert C. Kagle                                  /s/ Mark G. Wilson
-------------------------                            ---------------------------
ROBERT C. KAGLE                                      MARK G. WILSON


/s/ David F. Marquardt                               /s/ John R. Johnston
-------------------------                            ---------------------------
DAVID F. MARQUARDT                                   JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-------------------------
BURTON J. MCMURTRY